Exhibit 10.17

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of May 29, 2026, by and between PeterPaul Pardi (“Advisor”) and BSTR Holdings, Inc. (the “Company”). Advisor and the Company are referred to herein individually as “Party” and collectively as “Parties.”

WHEREAS, the Company desires to retain Advisor to provide, and Advisor agrees to provide, during the Term (as defined below) the Services (as defined below) and such other advisory services as reasonably requested by the Company from time to time; and

WHEREAS, the Parties desire to enter into this Agreement, which sets forth the terms and conditions with respect to Advisor’s engagement and the performance of the Services and the independent contractor relationship of Advisor with the Company.

NOW, THEREFORE, intending to be legally bound, Advisor and the Company hereby agree as follows:

1. Term. This Agreement and Advisor’s service with the Company shall be subject to and conditional upon the occurrence, by no later than July 16, 2026, of the closing (the “Closing”) of the transactions contemplated by that certain Business Combination Agreement, dated July 16, 2025, by and among the Company and, inter alia, Cantor Equity Partners I, Inc. and shall became effective and commence on the day immediately following the Closing (the “Effective Date”) and shall continue until terminated in accordance with Section 10 (the “Term”). For the avoidance of doubt, in the event that the Closing does not occur on or before July 16, 2026, this Agreement shall automatically be null and void ab initio and shall be deemed never to have entered into force or produced any effect, without any party being required to take any further action or deliver any notice in connection therewith, and no party shall have any liability, obligation or claim against any other party arising out of or in connection with this Agreement.

2. Services. The Services are distinct from, and in addition to, the oversight and governance functions that Advisor performs in Advisor’s capacity as a member of the Board of Directors of the Company (the “Board”), and consist of active, hands-on services that draw on Advisor’s role in initiating and leading the formation of the Company and that the Company would otherwise be required to obtain from a third-party service provider. During the Term, Advisor shall provide to the Company such operational and transactional advisory and other services as may be requested by the Company from time to time, including, without limitation: (a) advising the Company’s management on the Company’s fundraising, capital raising and financing-related activities, the deployment of the capital raised by the Company and the build-out of services across the Company’s corporate and operational infrastructure; (b) assisting with the recruitment, evaluation and onboarding of senior personnel and the build-out of the Company’s team; and (c) serving as a day-to-day operational counterpart to, and sounding board for, the Company’s executive team in the discharge of their respective roles (collectively, the “Services”). The Services may be performed remotely from Advisor’s principal place of residence, subject to travel as reasonably required in the performance of the Services. The Company shall provide Advisor with access to its premises, materials, information and systems to the extent necessary for the performance of the Services. Advisor shall furnish, at Advisor’s own expense, the materials, equipment and other resources necessary to perform the Services. Advisor shall comply with all third-party access rules and procedures communicated to Advisor in writing by the Company, including those related to safety, security and confidentiality.

3. Compensation.

a. Cash Fee. In consideration for Advisor’s provision of the Services, the Company will pay Advisor an annual cash fee of $250,000, which will be paid in substantially equal quarterly installments in arrears, prorated for any partial year of service during the Term, no later than 14 days following the last day of each calendar quarter during the Term.

b. Annual Equity Award. Commencing at the meeting of the Board or a duly authorized committee of the Board occurring on or about January 2027 and at the meeting occurring on or about each January thereafter, Advisor will be eligible to receive one or more equity awards with a grant date value equal to USD $250,000 annually, divided equally between (i) restricted stock units (“RSUs”) or shares of restricted stock (as mutually agreed by the Parties) and (ii) stock options, which will vest in full on the first anniversary of the applicable grant date, subject to Advisor’s continued service with the Company through the vesting date (the “Annual Equity Awards”). The Annual Equity Awards will be granted under the Company’s equity incentive plan then in effect (the “Incentive Plan”), subject to approval by the Board or a duly authorized committee of the Board, and will be subject to the terms and conditions of the Incentive Plan and the applicable award agreements evidencing such awards. In the event of any conflict between this Agreement and the Incentive Plan or any award agreement evidencing an Annual Equity Award, the Incentive Plan or award agreement, as applicable, shall control.

c. Initial Equity Award. Subject to approval by the Board or a duly authorized committee of the Board and contingent upon the Closing, Advisor will be eligible to receive a one-time award of 50,000 RSUs or shares of restricted stock (as mutually agreed by the Parties) and stock options exercisable for 170,000 shares of Class A common stock of the Company with an exercise price per share equal to $10.00 or, if greater, the fair market value of one share of Class A common stock on the grant date (the “Initial Equity Awards”). The Initial Equity Awards will be granted under the Incentive Plan and will vest in three equal annual installments on each of the first three anniversaries of the Closing, subject to Advisor’s continued service with the Company through the applicable vesting date. The Initial Equity Awards shall be subject to the terms and conditions of the Incentive Plan and the applicable award agreements evidencing such awards. In the event of any conflict between this Agreement and the Incentive Plan or any award agreement evidencing an Initial Equity Award, the Incentive Plan or award agreement, as applicable, shall control.

4. Expense Reimbursement. The Company shall reimburse Advisor for reasonable, documented, out-of-pocket expenses incurred by Advisor in connection with Advisor’s provision of the Service in accordance with the Company’s expense reimbursement policy in effect from time to time.

5. Independent Contractor Status. Advisor shall at all times during the Term be an independent contractor with respect to the Company, and nothing in this Agreement shall be construed as creating any relationship of employer-employee, partnership, joint venture, principal and agent or the like between Advisor and the Company or any of its affiliates. Advisor shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates during the Term. The Company shall not exercise control over the method or means by which Advisor provides the Services. Subject to the terms of this Agreement, Advisor shall have full and complete control over the manner, method and location of rendering the Services. The Company shall not withhold or deduct from any amounts payable under this Agreement any amounts in respect of income taxes or other employment taxes on behalf of Advisor, except as required by applicable law. Advisor shall be solely responsible for the payment of any national, federal, state, local or other income or self-employment taxes in respect of the amounts payable to Advisor under this Agreement.

6. Work Product. The Company is and will be the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived or reduced to practice in the course of performing Services or other work performed in connection with the Services or this Agreement (collectively, “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Advisor agrees that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” Advisor hereby irrevocably assigns to the Company, for no additional consideration, the entire right, title and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present and future infringement or misappropriation thereof.

7. Confidentiality. Advisor acknowledges that the information, observations and data (including trade secrets, know-how and all other Intellectual Property Rights) obtained or developed by Advisor during the course of service to the Company or any of its subsidiaries, affiliates and joint ventures (including, for all purposes herein, prior to the date hereof) concerning the business or affairs of the Company or any of its subsidiaries, affiliates or joint ventures or its direct or indirect owners before, during and after the Term (“Confidential Information”) are the property of the Company or the applicable subsidiary, affiliate, joint venture or owner, including information concerning acquisition opportunities in or reasonably related to such person’s business or industry. Therefore, Advisor agrees that Advisor will not disclose to any unauthorized person or use for Advisor’s own account any Confidential Information without the Company’s written consent, unless and to the extent that the Confidential Information (a) becomes generally known to and available for use by the public other than as a result of Advisor’s acts or omissions to act or (b) is required to be disclosed pursuant to any applicable law or court order. Advisor shall deliver to the Company upon the end of the Term or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) constituting or relating to the Confidential Information, Work Product or other information or materials of the Company or any of its subsidiaries, affiliates, joint ventures or owners, which Advisor may then possess or have under Advisor’s control and shall not retain copies of any such materials other than to the extent necessary or appropriate in connection with Advisor’s role as a member of the Board.

8. Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Advisor understands that Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to Advisor’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Advisor understands that if Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Advisor may disclose the trade secret to Advisor’s attorney and use the trade secret information in the court proceeding if Advisor (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Nothing in this Agreement is intended to or shall limit, prevent, impede or interfere in any way with Advisor’s right, without prior notice to the Company, to (i) provide truthful testimony or records in an administrative, legislative or judicial proceeding when Advisor has been required or requested to do so pursuant to a court order, subpoena or written request from an administrative agency or the legislature, (ii) initiate communications with, report to, respond to an inquiry from, participate in an investigation with or provide testimony before any self-regulatory organization or any local, state or federal regulatory or law enforcement authority (including, but not limited to, the Department of Justice, Equal Employment Opportunity Commission and the Securities and Exchange Commission (“SEC”)), (iii) recover a SEC or other whistleblower award from the SEC or any other governmental agency as permitted under applicable law, (iv) discuss or disclose information about unlawful acts in the workplace or unlawful or unfair employment practices, including but not limited to discrimination, sexual harassment or assault, illegal retaliation, wage and hour violations or any other conduct that Advisor has reason to believe is unlawful, or (v) voluntarily communicate with Advisor’s attorney.

9. Other Business Activities. Advisor agrees that Advisor is not, and during the Term shall not be, engaged or employed in any business, trade, profession or other activity that would create a conflict of interest with the Company or interfere with Advisor’s performance of the Services except as otherwise agreed by the Company. If any actual or potential conflict of interest arises during the Term, Advisor shall promptly notify the Company in writing. If the Company determines, in its sole discretion, that the conflict of interest is material, the Company may terminate this Agreement. The Company hereby acknowledges that it is aware of Advisor’s current business activities, including the services provided by Advisor to investment management and advisory businesses, and agrees that such business activities are not a breach of this Section 9.

10. Termination. The Term may be terminated by the Company at any time and for any reason and by Advisor for any reason upon 30 days’ advance written notice to the Company.

11. Indemnification. Advisor shall indemnify, defend and hold harmless the Company and its affiliates, and each of their respective directors, officers, employees, agents and representatives (collectively, the “Company Indemnified Parties”), from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and disbursements (collectively, “Losses”), arising out of or resulting from: (a) Advisor’s gross negligence, willful misconduct, fraud or knowing violation of applicable law in connection with the performance of the Services; or (b) any violation by Advisor of applicable laws, rules, or regulations, including securities laws, and any third-party claim arising from Advisor’s performance of the Services. The Company shall indemnify, defend and hold harmless Advisor from and against any Losses arising out of, or resulting from, (i) any material breach by the Company of this Agreement or (ii) any third-party claim arising from Advisor’s performance of the Services, except to the extent such Losses result from Advisor’s gross negligence, willful misconduct, fraud or knowing violation of applicable law. In no event shall either Party be liable to the other for any consequential, incidental, indirect, special or punitive damages arising out of or related to this Agreement.

12. No Impact on Director Service. Nothing in this Agreement shall diminish, amend, restrict or alter Advisor’s rights and responsibilities as a member of the Board.

13. Governing Law. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Any court of competent jurisdiction within the State of Delaware shall have jurisdiction to hear and decide any controversy or claim between the Company and Advisor arising under or relating to this Agreement, and each Party hereby consents to the personal jurisdiction of such courts and waives any objection to venue therein.

14. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter contained herein, and supersedes all prior representations, warranties, agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof.

15. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by the Parties. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. Advisor may not assign Advisor’s duties or obligations under this Agreement; provided, however, that, upon prior written notice to the Company and subject to the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Advisor may assign this Agreement, or cause the Company to enter into a substitute agreement on substantially the same terms, with an entity wholly owned or controlled by Advisor, in which case such entity shall become the “Advisor” hereunder with respect to the Services and the cash fee payable under Section 3, and Advisor shall continue to perform the Services personally on behalf of such entity. Notwithstanding the foregoing, the Annual Equity Awards and the Initial Equity Awards shall in all cases be granted to, held by and remain the personal awards of Advisor as an individual, and shall not be assigned or transferred to any such entity, and the related continued-service vesting conditions shall continue to be measured by reference to Advisor’s personal continued service. Any such assignment or substitution shall be conditioned on the assignee or substitute entity agreeing in writing to be bound by all of the terms and conditions of this Agreement applicable to Advisor.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable Law, but if one or more of the provisions of this Agreement is subsequently declared to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all of the remaining conditions and provisions of this Agreement shall nevertheless remain in full force and effect. In the event of any such declaration of invalidity, illegality or unenforceability, this Agreement, as modified, shall be applied and construed to reflect substantially the intent of the Parties and achieve the same economic and legal effect as originally intended by its terms. In the event that the scope of any provision of this Agreement is deemed unenforceable by a court of competent jurisdiction, the Parties agree to the reduction of the scope of the provision as the court shall deem reasonably necessary to make the provision enforceable under the circumstances.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement by electronic signature (including PDF or DocuSign) shall be valid and effective for all purposes.

[Signature Page Follows]

Intending to be legally bound hereby, the Parties have executed this Agreement on the dates set forth below.

BSTR HOLDINGS, INC.

By:	/s/ Adam Back
Name:	Dr. Adam Back
Title:	President and Secretary
Date:	May 29, 2026

ADVISOR

By:	/s/ PeterPaul Pardi
Name:	PeterPaul Pardi
Date:	May 29, 2026

[Signature Page to Advisory Agreement]